                             THE VANTAGEPOINT FUNDS

                         MULTIPLE CLASS PLAN PURSUANT TO

               RULE 18F-3 UNDER THE INVESTMENT COMPANY ACT OF 1940

         This Multiple Class Plan has been adopted by a majority of the Board of Directors of The Vantagepoint Funds (the "Fund"), including a majority of the Directors who are not interested persons of the Fund, on behalf of the Vantagepoint Index Funds (the "Index Funds"). The Index Funds are a separate series of shares offered by the Fund.

I.       BACKGROUND

         The Fund is an open-end, diversified, no-load management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Fund is a "series" investment company offering a number of portfolios, including the Index Funds1. The ICMA Retirement Corporation ("RC") acts as investment adviser to the VantageTrust, a group trust sponsored and maintained by the VantageTrust Company (the "Trust Company") established for the commingled investment of certain public sector retirement plans administered by RC in its capacity as a plan administrator.2 Vantagepoint Investment Advisers, LLC, a wholly-owned subsidiary of RC, acts as investment adviser to the Fund pursuant to a Master Investment Advisory Agreement (the "Agreement") with the Fund.

II.      SHARE CLASSES

         Each Index Fund will offer two classes of shares: Class I and Class
II.

III.     ELIGIBILITY REQUIREMENTS

         Eligibility requirements for purchasing shares of each class will differ as follows:

         A.       CLASS I SHARES

                  Class I shares of the Index Funds will be available to Individual Retirement Accounts and other individual accounts and to any public sector employee benefit plan(s) sponsored by a public employer (i) having total assets of less than $20 million administered by RC and (ii) investing in the applicable Index Fund directly or investing in such Index Fund indirectly through the Trust Company or the VantageTrust Index Funds.

------------------
(1) There are 5 Index Funds: The Overseas Equity Index Fund, the Mid/Small Company Index Fund, the Broad Market Index Fund, the 500 Stock Index Fund, and the Core Bond Index Fund.

(2) VantageTrust Funds consists of unregistered commingled funds that include 5 index funds (each a "VantageTrust Index Fund") that each invest 100% of its assets in a corresponding Index Fund of the Fund that has the same investment objective and principal investment strategies.

         B.       CLASS II SHARES

                  Class II shares will be available to public sector employee benefit plan(s) sponsored by a public employer or other account that utilizes the EZLink platform3 and (i) has total assets in excess of $20 million administered by RC or (ii) has other qualifying characteristics as described below. All public sector employee benefit plans sponsored by the same or a related public employer may be aggregated for purposes of qualifying for Class II shares.

                  Other public sector employee benefit plans with average account balances or other features that are expected to afford the Index Funds with certain economies of scale or other cost savings with respect to the servicing of their accounts, and certain Individual Retirement Accounts known as "deemed (or Sidecar) IRAs", may also qualify for Class II shares as determined in accordance with guidelines approved by the Board of Directors from time to time listed on Appendix A.

                  It is expected that the investors to whom Class II shares are available will require fewer account-based services4 than investors in Class I shares and, therefore, afford the Index Funds with certain economies of scale or other cost savings with regard to the servicing of shareholder accounts.

IV.      SERVICE ARRANGEMENTS

          Service arrangements will differ between Class I shares and Class II shares of the Index Funds as follows:

         A.       CLASS I SHARES

                  It is expected that Class I shares will be held by more investors, including investors having lower average account balances than Class II shares. It is anticipated that the aggregate amount and level of account-based services that are provided to Class I shares will materially exceed the amount of such services for Class II shares.

         B.       CLASS II SHARES

                  Due to the higher plan assets and/or anticipated higher average account balances of Class II investors, it is expected that Class II shares will be held by fewer investors than Class

------------------
(3) EZLink is an internet platform provided by RC for on-line retirement plan administration servcies for plan sponsors. EZLink provides easy, efficient, and secure access to plan information as well as a secure platform for submitting transactions without the delays and quality deficiencies associated with the mailing and handling of paper documents.

(4) "Account-based services" for purposes of the Multiple Class Plan relating to the Index Funds are defined as services provided on a per account basis to the Index Funds. Such services include plan and participant level recordkeeping activities, including: contribution processing, disbursements processing, tax reporting, records management, statement reporting and mailing, responding to plan and participant level inquiries via telephone and internet, and field support and communications.

I shares. As a result, it is anticipated that the aggregate amount and level of account-based services that are provided to investors in Class II shares will be materially less than the amount of such services provided to Class I shares. These cost savings will be reflected in lower transfer agency fees paid by the Class II shares.

V.    EXCHANGES AND CONVERSIONS

      A.    EXCHANGES

            1.    CLASS I SHARES

                  Class I Shares of each Index Fund may be exchanged for Class II Shares of that Index Fund provided that purchase eligibility requirements for Class II Shares are satisfied by the holder of Class I Shares. Class I Shares of a particular Index Fund also may be exchanged into Class I Shares of any other Index Fund. In addition, Class I Shares of the Index Funds may be exchanged into the other series funds offered by the Fund, provided such exchanges are permitted by the Act.

            2.    CLASS II SHARES

                  Class II Shares of each Index Fund may not be exchanged for Class I Shares of that or any other Index Fund, except as provided in Paragraph V.B.2 below. Class II Shares of a particular Index Fund may be exchanged into Class II Shares of any other Index Funds. In addition, Class II Shares of the Index Funds may be exchanged into the other series funds offered by the Fund, provided such exchanges are permitted by the Act. Such other series of the Fund may only have one share class available that have higher expense ratios than Class II shares.

                  Class II Shares of each Index Fund that are held by employee benefit plans through VantageTrust may be exchanged for shares in the PLUS Fund available from the Trust Company.

      B.    CONVERSIONS

            1.    CLASS I SHARES

                  Each Index Fund will convert Class I shares into Class II shares effective the first day of the quarter following the quarter during which, based on asset levels at the end of the most recently completed quarter, an investor meets the criteria established in Paragraph III.B of this Multiple Class Plan. Any such conversion will be preceded by written notice to the investor and will be effected on the basis of the relative net asset values of Class I shares and Class II shares of the applicable Index Fund without the imposition of any sales load, fee or other charge.

            2.    CLASS II SHARES

                  Each Index Fund may convert Class II shares into Class I shares if an investor no longer meets the criteria established in Paragraph III.B. of this Multiple Class Plan. Any such conversion will be preceded by written notice to the investor and will be effected on the basis of the relative net asset values of Class I shares and Class II shares of the applicable Index Fund without the imposition of any sales load, fee or other charge.

VI.   EXPENSE ALLOCATION BETWEEN CLASSES

      A.    CLASS SPECIFIC EXPENSES

            1.    EXPENSES FOR ACCOUNT-BASED SERVICES

                  Expenses associated with the provision of account-based services to each Index Fund will be allocated between Class I shares and Class II shares of that Index Fund on the basis of the amount incurred by each share class as follows:

                  (a)   ACCOUNT-BASED MAINTENANCE EXPENSES

                        Account-based expenses associated with the maintenance of investor accounts for each Index Fund will be allocated to the class generating the expenses.

                  (b)   SHAREHOLDER COMMUNICATION AND MAILING EXPENSES

                        Expenses associated with shareholder reports, proxy materials and other communications to existing shareholders will be allocated between Class I shares and Class II shares based upon the number of such items produced and mailed for each class of shares.

            2.    OTHER CLASS SPECIFIC EXPENSES

                  Expenses for the primary benefit of a particular share class will be allocated to that share class. Such expenses include the following: each class' share of operating expenses (not including expenses related to management and custody of each Index Fund's assets allocated under subparagraph B below), Blue Sky fees, and legal fees attributable to a particular class.

      B.    FUND EXPENSES

            1.    ASSET MANAGEMENT EXPENSES

                  Expenses associated with management of each Index Fund's assets (including all advisory, tax preparation, and custody fees) will be allocated between Class I shares and Class II shares of that Index Fund on the basis of their relative net assets.

            2.    OTHER FUND EXPENSES

                  Any other expenses not described above will be allocated between Class I shares and Class II shares of each Index Fund on the basis of their relative net assets.

VII.  ALLOCATION OF INCOME, GAINS AND LOSSES

      Income, gains and losses of each Index Fund will be allocated between Class I shares and Class II shares on the basis of the relative net assets of each class of shares. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. Dividends and distributions paid to each class of shares of each Index Fund will be calculated in the same manner, on the same day, and at the same time.

VIII. VOTING AND OTHER RIGHTS

      Class I shares and Class II shares of each Index Fund will have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its service arrangements; (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in this Multiple Class Plan.

IX.   AMENDMENTS

      All material amendments to this Multiple Class Plan must be approved by a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund.

Last amended: August 30, 2004

                                   APPENDIX A

                             ELIGIBILITY GUIDELINES

In addition to the eligibility requirements listed in Paragraph III.B of this Multiple Class Plan, plans that have the following characteristics and/or other features described below may be eligible for Class II shares of the Index Funds.

1. Plans having a combination of plan asset size and average participant account balance size as described in the table below, either individually or in the aggregate with other plans sponsored by the same or a related public employer may be offered Class II shares of the Index Funds:

                       AVERAGE PARTICIPANT
PLAN ASSETS                  BALANCE
-----------            -------------------
$20,000,000                    N/A

$10,000,000                  $30,000

$ 5,000,000                  $40,000

2. Plans that (a) do not require significant customization for account-based services (as those services are defined in this Multiple Class Plan) and
      (b) meet one or more of the following criteria, may be elibible for Class II shares of the Index Funds:

            (i) there is a reasonable expectation that the plan will meet the eligibility requirements described in this Multiple Class Plan including the guidelines listed in this Appendix A within an 18-month period;

            (ii) the plan agrees to contract terms with RC that ensure that the Class II shares of the Index Funds will be offered to participants for a multi-year period and/or in an exclusive arrangement where RC is the sole provider of retirement services;

            (iii) the plan offers significant economies to Vantagepoint Transfer
                  Agents, LLC, including reduced field support, contribution processing, telephone support, or reduced communications; or

            (iv) the plan has average participant account balances greater than or equal to $50,000.